As filed with the Securities and Exchange Commission on May 21, 2021

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REINSURANCE GROUP OF AMERICA, INCORPORATED

(Exact name of registrant as specified in its charter)

Missouri	43-1627032
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

16600 Swingley Ridge Road Chesterfield, Missouri	63017-1706
(Address of Principal Executive Offices)	(Zip Code)

Reinsurance Group of America, Incorporated Flexible Stock Plan, as amended effective May 19, 2021;

Reinsurance Group of America, Incorporated Flexible Stock Plan for Directors, as amended effective May 19, 2021; and

Reinsurance Group of America, Incorporated Phantom Stock Plan for Directors, as amended and restated effective May 19, 2021

(Full title of the plan)

Clifford R. Jenks

Senior Vice President, Corporate and Securities Counsel

Reinsurance Group of America, Incorporated

16600 Swingley Ridge Road

Chesterfield, Missouri 63017-1706

(Name and address of agent for service)

(636) 736-7000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	1,550,000	$124.07	$192,308,500	$20,980.86

(1)

Includes (a) 1,500,000 additional shares of Common Stock that may be issued under the Reinsurance Group of America, Incorporated Flexible Stock Plan, as amended effective May 19, 2021 (the “Plan”), (b) 25,000 additional shares of Common Stock that may be issued under the Reinsurance Group of America, Incorporated Flexible Stock Plan for Directors, as amended effective May 19, 2021 (the “Director Plan”), and (c) 25,000 additional shares of Common Stock that may be issued under the Reinsurance Group of America, Incorporated Phantom Stock Plan for Directors, as amended and restated effective May 19, 2021 (the “Phantom Plan”). This Registration Statement also covers such additional shares of the Registrant’s Common Stock as may be issuable pursuant to anti-dilution provisions of the Plan, the Director Plan and the Phantom Plan. Pursuant to Rule 416(a) of the Securities Act, this Registration Statement also covers any additional shares of the Registrant’s Common Stock that become issuable under such plans by reason of any stock split, stock dividend or other similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”), and based upon the average of the high and low reported market prices of the Registrant’s Common Stock on May 19, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 were sent or given to participants in the Plan, the Director Plan and the Phantom Plan as specified in Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I, those documents are not filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or a prospectus under Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents of the Registrant under File No. 1-11848.

•	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020.

•	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021.

•	The Registrant’s Current Reports on Form 8-K filed January 6, 2021, March 15, 2021 and May 20, 2021 (other than the portions of those documents not deemed to be filed).

•

The description of our common stock contained in our Registration Statement on Form  8-A dated November 17, 2008, as updated by Exhibit 4.13 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and including any other amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the effective date of this Registration Statement, but prior to the filing of a post effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or de-registering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents (other than the portions of those documents not deemed to be filed).

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement.

Item 4.	Description of Securities.

The securities to be offered are registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel.

The validity of the shares of the Registrant’s Common Stock offered hereby have been passed upon by William L. Hutton, Esq., Executive Vice President, General Counsel and Secretary of the Registrant, whose opinion is contained in Exhibit 5.1. Mr. Hutton is paid a salary and bonus by the Registrant, participates in certain employee benefit plans of the Registrant and beneficially owns shares of the Registrant’s Common Stock, performance contingent share units, stock appreciation rights and restricted stock units.

Item 6.	Indemnification of Directors and Officers.

Section 351.355(1) of the Revised Statutes of Missouri provides that a corporation may indemnify a director, officer, employee or agent of the corporation in any action, suit or proceeding other than an action by or in the right of the corporation, against expenses (including attorneys’ fees), judgments, fines and settlement amounts actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. Section 351.355(2) provides that the corporation may indemnify any such person in any action or suit by or in the right of the corporation against expenses (including attorneys’ fees) and settlement amounts actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that he may not be indemnified in respect of any matter in which he has been adjudged liable for negligence or misconduct in the performance of his duty to the corporation, unless authorized by the court. Section 351.355(3) provides that a corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the action, suit or proceeding if he has been successful in defense of such action, suit or proceeding and if such action, suit or proceeding is one for which the corporation may indemnify him under Section 351.355(1) or (2). Section 351.355(7) provides that a corporation shall have the power to give any further indemnity to any such person, in addition to the indemnity otherwise authorized under Section 351.355, provided such further indemnity is either (i) authorized, directed or provided for in the articles of incorporation of the corporation or any duly adopted amendment thereof or (ii) is authorized, directed or provided for in any by-law or agreement of the corporation which has been adopted by a vote of the stockholders of the corporation, provided that no such indemnity shall indemnify any person from or on account of such person’s conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

The Amended and Restated Articles of Incorporation of the Registrant filed as Exhibit 3.1 to this Registration Statement contain provisions indemnifying its directors, officers, employees and agents to the extent authorized specifically by Sections 351.355(1), (2), (3) and (7). The Registrant has entered into indemnification contracts with the officers and directors of the Registrant. The contracts provide that the Registrant under certain circumstances may self-insure against directors’ and officers’ liabilities now insured under the policy of insurance referred to below and will provide indemnity to the fullest extent permitted by law against all expenses (including attorneys’ fees), judgments, fines and settlement amounts, paid or incurred in any action or proceeding, including any act on behalf of the Registrant, on account of their service as directors or officers of the Registrant, any subsidiary of the Registrant or any other company or enterprise when they are serving in such capacities at the request of the Registrant, excepting only cases where the conduct of such person is adjudged to be knowingly fraudulent, deliberately dishonest or willful misconduct.

The Registrant’s articles of incorporation limit the liability of the Registrant’s directors to the Registrant or any of the Registrant’s shareholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted under Missouri law.

The Registrant maintains a policy of insurance under which the directors and officers are insured, subject to the limits of the policy, against certain losses, as defined in the policy, arising from claims made against such directors and officers by reason of any wrongful acts, as defined in the policy, in their respective capacities as directors or officers.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number

3.1	Amended and Restated Articles of Incorporation of Reinsurance Group of America, Incorporated (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 22, 2020).

3.2	Amended and Restated Bylaws of Reinsurance Group of America, Incorporated (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 24, 2018).

5.1	Opinion of William L. Hutton, Esq.

10.1	Reinsurance Group of America, Incorporated Flexible Stock Plan, as amended effective May 19, 2021 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 20, 2021).

10.2	Reinsurance Group of America, Incorporated Flexible Stock Plan for Directors, as amended effective May 19, 2021 (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 20, 2021).

10.3	Reinsurance Group of America, Incorporated Phantom Stock Plan for Directors, as amended and restated effective May 19, 2021 (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 20, 2021).

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of William L. Hutton, Esq. (contained in Exhibit 5.1).

24.1	Power of Attorney (included in Signature Page).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes;

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) under the Exchange Act, that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Reinsurance Group of America, Incorporated certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chesterfield, Missouri, on May 21, 2021.

REINSURANCE GROUP OF AMERICA, INCORPORATED

By:	/s/ Todd C. Larson
Todd C. Larson
Senior Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Todd C. Larson, William L. Hutton, and Brian W. Haynes and each of them (with full power to each of them to act alone), his or her true and lawful attorneys in fact and agents, with full power of substitution, for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments and documents in connection therewith) to this Registration Statement, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary or advisable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that said attorneys in fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant in the capacities indicated and on the dates indicated:

Signatures	Title	Date

/s/ J. Cliff Eason J. Cliff Eason	Chairman of the Board and Director	May 21, 2021

/s/ Anna Manning Anna Manning	President, Chief Executive Officer and Director (Principal Executive Officer)	May 21, 2021

/s/ Pina Albo Pina Albo	Director	May 21, 2021

/s/ Christine R. Detrick Christine R. Detrick	Director	May 21, 2021

/s/ John J. Gauthier John J. Gauthier	Director	May 21, 2021

/s/ Patricia L. Guinn Patricia L. Guinn	Director	May 21, 2021

/s/ Hazel M. McNeilage Hazel M. McNeilage	Director	May 21, 2021

/s/ Stephen T. O’Hearn Stephen T. O’Hearn	Director	May 21, 2021

/s/ Frederick J. Sievert Frederick J. Sievert	Director	May 21, 2021

/s/ Shundrawn Thomas Shundrawn Thomas	Director	May 21, 2021

/s/ Stanley B. Tulin Stanley B. Tulin	Director	May 21, 2021

/s/ Steven C. Van Wyk Steven C. Van Wyk	Director	May 21, 2021

/s/ Todd C. Larson Todd C. Larson	Senior Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 21, 2021